Exhibit 10.44

AMENDMENT NO. 2, dated as of January 1, 2003 (this “Amendment”), to the Employment Agreement dated November 14, 2000, as amended by Amendment No. 1 thereto dated March 15, 2002 (the “Employment Agreement”), by and between RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware limited liability company (the “Company”) and MARVIN O. SCHLANGER (“Executive”).

WHEREAS, Executive and the Company desire to amend Executive’s Employment Agreement with respect to Executive’s compensation, to be effective on and after January 1, 2003, as specifically set forth in this Amendment.

NOW, THEREFORE, it is therefore hereby agreed by and between the parties as follows:

1.    Compensation and Benefits.

A.    Sections 3(a) and (b) of Executive’s Employment Agreement are hereby amended in their entirety to read as follows:

“(a)   Base Salary.    The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $150,000, provided that if the LTM Adjusted EBITDA (as defined below) for the twelve month period ending on the last day of any fiscal quarter during 2003 (such day, the “Salary Adjustment Date”) equals $116 million or more, the Base Salary shall be payable at the annual rate of $300,000 from and after the Salary Adjustment Date, and the Company shall pay to Executive 110% of the amount paid to Executive as Base Salary from January 1, 2003 to the Salary Adjustment Date. In the event of Executive’s death, long-term disability, retirement, or a Realization Event (as defined in the 2000 Stock Option Plan of Resolution Performance Products Inc.) prior to the earlier of (i) the Salary Adjustment Date and (ii) January 1, 2004 (any such event, a “Special Event”), the Company shall pay to Executive a lump sum amount (to be considered pensionable wages) equal to 100% of the amount paid to Executive as Base Salary from January 1, 2003 to the date of the Special Event. Notwithstanding the foregoing, on January 1, 2004, Executive’s Base Salary shall be payable at the annual rate of $300,000. The Base Salary (and other amounts payable in accordance with this paragraph (a)) shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to increase as determined by the compensation committee of the Board of Managers of the Company (the “Compensation Committee”). For purposes of this Agreement, “LTM Adjusted EBITDA” shall be determined in accordance with the Company’s historical practices.

(b)  Bonus.    In addition to the Base Salary, Executive shall be entitled to receive a cash bonus (the “Bonus”) with respect to each fiscal year; provided that Executive is employed by the Company on the last day of such fiscal year. The Bonus shall be based on the Company’s achievement of certain operating and/or financial goals to be established by the Compensation Committee, with an annual target bonus amount equal to 100% of Executive’s highest Base Salary during the term of Executive’s employment under this Agreement.”

B. Section 4(c) of Executive’s Employment Agreement is hereby amended in its entirety to read as follows:

“(c)  Termination other than for Cause or Termination for Good Reason.    If Executive’s employment is terminated by the Company other than for Cause or Executive terminates his employment for Good Reason, in each case, prior to the Termination Date, Executive shall be entitled to receive (i) within a reasonable time after the date of termination, the Termination Payments and any bonus for the year of termination payable if and at such time and level as is generally paid by the Company and (ii) in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable in accordance with the Company’s customary payroll practices, for a period equal to the greater of (x) 12 months following the date of termination and (y) the period between the date of termination and the Termination Date, an amount equal to Executive’s highest Base Salary during the term of Executive’s employment under this Agreement.”

2.    Effectiveness.    This Amendment shall become effective as of the date hereof.

3.    No Other Amendments.    Except as expressly set forth herein, Executive’s Employment Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of Executive’s Employment Agreement.

4.    References to the Employment Agreement.    From and after the date hereof, all references in the Employment Agreement and any other documents to the Employment Agreement shall be deemed to be references to the Employment Agreement after giving effect to this Amendment.

5.    Headings.    The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment.

6.    Counterparts.    This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

7.    Applicable Law.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

RESOLUTION PERFORMANCE PRODUCTS LLC

By:	/S/ JEFFREY M. NODLAND
Name: Jeffrey M. Nodland Title: President and Chief Operating Officer

/S/ MARVIN O. SCHLANGER
Name: Marvin O. Schlanger